Exhibit 99.1

FOR IMMEDIATE RELEASE

Middlesex Water Company Declares

Quarterly Cash Dividend

ISELIN, N.J., January 27, 2022 – Middlesex Water Company (NASDAQ:MSEX) announced today that its Board of Directors has declared a cash dividend of $0.29 per share on its common stock, payable March 1, 2022 to shareholders of record as of February 14, 2022. Middlesex Water Company has paid cash dividends in varying amounts continually since 1912.

Middlesex Water Company is an investor-owned water and wastewater utility, serving customers primarily in central and southern New Jersey and Delaware.  The Company is currently offering a 3% discount on all Common Stock purchases made under its Investment Plan whether by optional cash payment or by dividend reinvestment. The discount will continue until 200,000 shares are purchased at the discounted price or August 1, 2022, whichever event occurs first. To learn more visit https://shareholder.broadridge.com/middlesexwater

ABOUT MIDDLESEX WATER COMPANY

Established in 1897, Middlesex Water Company serves as a trusted provider offering life-sustaining high quality water service for residential, commercial, industrial and fire protection purposes. The Company offers a full range of water, wastewater utility and related services. An investor-owned public utility, Middlesex Water is a professional services provider specializing in municipal and industrial contract operations and water and wastewater system technical operations and maintenance. The company and its subsidiaries form the Middlesex Water family of companies, which collectively serve a population of nearly half a million people in New Jersey and Delaware. Middlesex is focused on meeting the needs of our employees, customers, and shareholders.  We invest in our people, our infrastructure and the communities we serve to support reliable and resilient utility services, economic growth and quality of life.  To learn more about Middlesex Water, visit https://www.middlesexwater.com